Exhibit 4.3

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF

SERIES J CONVERTIBLE PREFERRED STOCK

OF

LIGHTING SCIENCE GROUP CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Lighting Science Group Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 thereof, hereby certifies as follows:

FIRST: That pursuant to the authority conferred upon the Board of Directors (the “Board of Directors”) of the Corporation in accordance with the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Corporation, as amended to date (the “Bylaws”), the Board of Directors has duly adopted a resolution amending and restating the rights of the Series J Convertible Preferred Stock, declaring said amendment and restatement to be advisable and authorizing the appropriate officers of the Corporation to solicit the requisite consent of the holders of the Series J Convertible Preferred Stock therefor; and

SECOND: That this Amended and Restated Certificate of Designation has been duly adopted in accordance with Sections 242 and 228 of the Delaware General Corporation Law.

RESOLVED, that the rights set forth in the Certificate of Designation of Series J Convertible Preferred Stock (the “Certificate of Designation”), are hereby amended and restated as follows:

Unless otherwise hereinafter provided, certain capitalized terms as used herein shall have the meaning set forth in Section 16 hereof.

1. Number of Shares; Designation. A total of 70,000 shares (the “Preferred Shares”) of preferred stock, par value $0.001 per share, of the Corporation have been designated as Series J Convertible Preferred Stock (the “Series”).

2. Rank. The Series shall, with respect to payment of dividends, distributions, redemptions, repurchases and other rights upon any mandatory or optional redemption event (including any Redemption (as defined below)), Change of Control (or other Triggering Event), liquidation, dissolution or winding up of the affairs of the Corporation (including upon a Liquidation Event (as defined below)), rank:

(a) Senior and prior to (i) the Series H Convertible Preferred Stock of the Corporation, par value $0.001 per share (the “Series H Preferred Stock”); (ii) the Series I Convertible Preferred Stock of the Corporation, par value 0.001 per share (the “Series I Preferred Stock”); (iii) the Common Stock of the Corporation, par value $0.001 per share (the “Common Stock”); (iv) all other Equity Securities of the Corporation (including warrants and other securities exercisable, convertible or exchangeable into or for (A) shares of Common Stock (“Common Stock Equivalents”), (B) shares of Series H Preferred Stock, (C) shares of Series I Preferred Stock, and/or (D) any other Equity Securities of the Corporation other than Parity Liquidation Shares (as defined below) or Senior Liquidation Shares (as defined below); and

(v) any additional class or series of Capital Stock which may in the future be issued by the Corporation in accordance with the terms hereof and is designated in the amendment to the Corporation’s Certificate of Incorporation or the certificate of designation establishing such additional class or series of Capital Stock as ranking junior to the Preferred Shares or which does not state they are Parity Liquidation Shares (as defined below) or Senior Liquidation Shares (as defined below). Any shares of the Corporation’s Capital Stock described in clauses (i) through (v) above are hereinafter referred to as “Junior Liquidation Shares.”

(b) Pari passu with any additional class or series of Capital Stock which may in the future be issued by the Corporation in accordance with the terms hereof and is expressly designated in the amendment to the Corporation’s Certificate of Incorporation or the certificate of designation establishing such additional class or series of Capital Stock as ranking equal to the Preferred Shares. Any shares of the Corporation’s Capital Stock described in the immediately preceding sentence are hereinafter referred to as “Parity Liquidation Shares.”

(c) Junior to any additional class or series of Capital Stock which may in the future be issued by the Corporation in accordance with the terms hereof and is expressly designated in the amendment to the Corporation’s Certificate of Incorporation or the certificate of designation establishing such additional class or series of Capital Stock as ranking senior to the Preferred Shares. Any shares of the Corporation’s Capital Stock described in the immediately preceding sentence are hereinafter referred to as “Senior Liquidation Shares.” For the avoidance of doubt, the Corporation shall not issue any Senior Liquidation Shares, without the approval of each Holder required in accordance with Section 11 hereof, as applicable, that are not also senior with respect to dividends, distributions, redemptions, repurchases and other rights upon any mandatory or optional redemption event (including any Redemption), Change of Control (or other Triggering Event), liquidation, dissolution or winding up of the affairs of the Corporation (including upon a Liquidation Event), to any Parity Liquidation Shares and/or Junior Liquidation Shares.

3. Dividends and Distributions.

(a) Each Holder shall be entitled to receive, when, as and if declared by the Board of Directors, to the fullest extent not prohibited by Delaware law governing distributions to stockholders for each Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding shares of Common Stock, in an amount equal to the amount of such dividends or other distribution as would be made on the number of shares of Common Stock equal to the number of Optional Conversion Shares issuable to each Holder on the applicable record date for such dividends or other distribution on the Common Stock (the “Dividends”).

(b) Any Dividends shall be payable to each Holder at the same time as and when such dividend or other distribution on Common Stock is paid to the holders of Common Stock and shall be payable to each Holder on the record date for the corresponding dividend or distribution on the Common Stock; provided, that no dividend or distribution on Common Stock shall be declared, paid or set aside or otherwise made to any holders of Common Stock unless the Dividends are paid (or are concurrently being paid) to all Holders pursuant to this Section 3.

(c) So long as any Preferred Shares remain outstanding, without the consent of each Holder required in accordance with Section 11 hereof, as applicable, the Corporation shall not, directly or indirectly, and shall not cause or permit any of its Subsidiaries to, and it shall be a breach of this Section 3(c) if any Holding Company does, make any Parity Securities Distribution or Junior Securities Distribution, other than (i) as may be required pursuant to that certain Commitment Agreement, dated September 25, 2012, by and between the Corporation and Pegasus Partners IV, L.P., or those certain Warrants dated as of September 25, 2012 and issued to Zouk and Portman, respectively (in each case, without giving effect to any modifications made thereto at any time that increase the amount or frequency of such payments by the Corporation as may be required thereby); (ii) redemptions or repurchases of Equity Securities of the Corporation from its employees in the ordinary course of business, (iii) up to $2.0 million aggregate amount each year (which amount shall reset to $2.0 million (with no carry-over from year to year) on November 14 of each year) in redemptions or repurchases of Junior Liquidation Shares from persons other than the Primary Investors, Significant Holders or any of their respective Affiliates; (each of (i) through (iii), a “Permitted Junior Security Redemption”), (iv) for the redemption of any shares of the Series H Preferred Stock or Series I Preferred Stock to the extent that such redemption(s) are made in accordance with, and subject to, the terms and conditions of Section 5, or (v) with respect to any Parity Securities Distribution, to the extent that the Holders participate in such Parity Securities Distribution in exactly the same manner, to the same extent and in the same proportions (based on their relative liquidation preferences (which shall be the Liquidation Amount as of the record date for such distribution with respect to the Preferred Shares)) as the Parity Liquidation Shares entitled to such distributions (each of (iv) and (v), an “Approved Redemption”, and any such distributions other than those expressly set forth in clauses (i) through (v), “Prohibited Distributions”). For purposes of this Series J Certificate of Designation, a traditional cashless or “net” exercise of any option or warrant to purchase Common Stock shall not be a Junior Securities Distribution.

4. Conversion.

(a) Conversion at Option of Holder. Each Preferred Share shall be convertible, at the option of the Holder thereof, at any time and from time to time, into the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the number of Optional Conversion Shares issuable with respect to each Preferred Share (subject to Section 4(e) and Section 9). In the event of a Liquidation Event, the conversion rights provided by this Section 4(a) shall terminate at the close of business on the last full day preceding the date fixed for payment of any amounts distributable on such Liquidation Event to the Holders.

(b) Procedures for Conversion at Option of Holder. Each Holder shall effect an optional conversion pursuant to Section 4(a) by providing the Corporation with a written conversion notice specifying (i) the number of Preferred Shares to be converted and (ii) the date on which such conversion is to be effected (such date, the “Conversion Date”), which conversion date and time shall not be prior to the date such Holder delivers such notice to the Corporation nor more than twenty (20) business days thereafter. If no Conversion Date is specified in a notice of conversion, the Conversion Date shall be the date that such notice of conversion to the Corporation is deemed delivered to the Corporation hereunder. To effect any conversion of the Preferred Shares, each Holder shall surrender the certificate(s) representing such Preferred Shares to the Corporation. The Corporation shall take such actions as are necessary to cause any Preferred Shares that have been converted into Common Stock pursuant to the terms hereof to be retired, and such shares shall not be reissued. As soon as practicable after the Conversion Date and the surrender of the certificate(s) representing Preferred Shares, the Corporation shall issue and deliver to each such Holder or its nominee, at such Holder’s address as it appears on the books of the Corporation, a certificate(s) for the number of Optional Conversion Shares. Such conversion shall be deemed to have been made on the Conversion Date, and the Holder entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date. Unless a Holder converts all of its Preferred Shares pursuant to Section 4(a), the Corporation shall, as soon as practicable and in no event later than five (5) business days after the Conversion Date and at its own expense, issue a new certificate evidencing the number of Preferred Shares owned by such Holder after giving effect to the Preferred Shares converted on the Conversion Date.

(c) Conversion at the Option of the Corporation. At any time on or after the first date that fewer than 2,500 Preferred Shares remain outstanding in the aggregate (as adjusted for any Reclassification (as defined below) of the Preferred Shares), then at the Corporation’s option and election, all outstanding Preferred Shares (other than those Preferred Shares for which a Holder has made a Cash Election (as defined below) in accordance with the terms hereof), in whole but not in part, may be converted into the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the number of Optional Conversion Shares with respect to all outstanding Preferred Shares (subject to Section 4(e) and Section 9). The Corporation shall effect a conversion pursuant to this Section 4(c) by mailing via nationally recognized courier service a written conversion notice to each Holder at the address of record on the books of the Corporation specifying (i) the Conversion Date, which conversion date and time shall not be prior to fifteen (15) days after the date the Corporation delivers such notice, and (ii) (A) that at any time prior to the Conversion Date, each Holder shall have the right in lieu of conversion to exercise its right to require the Corporation to redeem such Preferred Shares for an amount in cash equal to the Liquidation Amount with respect thereto (the “Cash Election”), and (B) the redemption date with respect to any such Cash Election (the “Cash Election Redemption Date”), which Cash Election Redemption Date shall be no more than sixty (60) days after the Conversion Date. No failure by the Corporation to give written notice as described in this Section 4(c) and no defect in any such notice shall limit any Holder’s right to make a Cash Election or affect the validity of the proceedings for such redemption of Preferred Shares.

(d) Automatic Conversion. Upon the date on which a Qualified Public Offering is consummated (the “Forced Conversion Date”), each Preferred Share shall be converted (a “Forced Conversion”), into the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the greater of (1) the number of Optional Conversion Shares issuable with respect to each Preferred Share (subject to Section 4(e) and Section 9) or (2) the quotient obtained by dividing (I) the Returned Value by (II) the price per share of Common Stock paid by the public in such Qualified Public Offering. All outstanding Preferred Shares shall, on the Forced Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of any Holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Forced Conversion Date, (w) no Preferred Shares shall be deemed to be outstanding or be transferable on the books of the Corporation; and (x) no Holder, as such, shall be entitled to receive any dividends or other distributions, to receive notices or to vote such Preferred Shares or to exercise or enjoy any other powers, preferences or rights in respect thereof, other than (y) the right, upon surrender of the certificate(s) representing such Preferred Shares, to receive a certificate(s) for the shares of Common Stock into which such shares have been converted, and (z) all dividends accrued and unpaid with respect to Preferred Shares accrued up to and including the Forced Conversion Date. On or promptly following the Forced Conversion Date, the Corporation shall take such actions as are necessary to cause all such Preferred Shares to be retired and such shares shall not be reissued.

(e) Fractional Shares. No cash shall be payable to any Holder upon conversion of Preferred Shares in lieu of fractional shares.

5. Redemption.

(a) Redemption Rights; Automatic and at Option of Holders.

(i) Upon the earlier of (1) the Corporation’s receipt of written notice of a request for any Junior Security Redemption (made in accordance with the certificate of designation (or the equivalent thereof) governing the terms of such Junior Liquidation Shares), other than a Permitted Junior Security Redemption and (2) the earliest redemption date for the applicable Junior Security Redemption, other than a Permitted Junior Security Redemption, the Corporation shall redeem all of the Preferred Shares for an amount in cash equal to the Liquidation Amount of such Preferred Shares (the “Mandatory Redemption”) unless, and only to the extent that, any Holder of Preferred Shares gives written notice to the Corporation of such Holder’s election to have less than all or none of its Preferred Shares so redeemed. The Corporation shall mail via nationally recognized overnight courier service to each Holder at the address of record on the books of the Corporation, and e-mail and fax (to the e-mail and fax number, as applicable, on record for such Holder) a written notice (a “Mandatory Redemption Notice”) of such Mandatory Redemption not later than the earlier of (x) one (1) business day following the Corporation’s receipt of notice of a request for a Junior Security Redemption, other than a Permitted Junior Security Redemption, and (y) ten (10) business days before the earliest redemption date for the applicable Junior Security Redemption, other than a Permitted Junior Security Redemption, which Mandatory Redemption Notice shall specify the earliest redemption date for the applicable Junior Security Redemption. Each Holder shall have until such earliest redemption date specified in the Mandatory Redemption Notice to deliver a notice to the Corporation electing to exercise its right to have less than all or none of its Preferred Shares redeemed (a “Notice of Non-Redemption”). To the extent any Preferred Shares are redeemed in a Mandatory Redemption, payment of the Liquidation Amount in respect of such Preferred Shares shall be senior to and payable in full prior to the payment of any amounts pursuant to any Junior Security Redemption (including, without limitation, with respect to the Junior Security Redemption that triggered the Mandatory Redemption). The redemption date for such Mandatory Redemption (the “Mandatory Redemption Date”) shall be the earliest redemption date specified in the Mandatory Redemption Notice for the Junior Security Redemption triggering the Mandatory Redemption. If, for any or no reason at all, the Junior Security Redemption triggering the Mandatory Redemption is withdrawn or if the Corporation satisfies or cures, or the applicable holders of the Junior Liquidation Shares waive, the obligation or obligations giving rise to such Junior Security Redemption, in each case, prior to the Mandatory Redemption Date, or any other action is taken such that there is no longer an obligation on the part of the Corporation to consummate the Junior Security Redemption at such time, and no shares of Series H Preferred Stock, Series I Preferred Stock or other Junior Liquidation Shares are to be redeemed or repurchased in any such Junior Security Redemption, then the Corporation shall no longer have the obligation to consummate the Mandatory Redemption on the Mandatory Redemption Date.

(ii) At any time on or after the date on which the Corporation or any successor, directly or indirectly (including, without limitation, through a Subsidiary) or any Holding Company has consummated a Junior Security Redemption or any other Prohibited Distribution (in each case, other than a Permitted Junior Security Redemption), each Holder shall have the right at any time and from time to time to require the Corporation to redeem all or a portion of such Holder’s Preferred Shares for an amount in cash equal to the Liquidation Amount of such Preferred Shares (the “Optional Redemption Right”). The Corporation shall not, without the approval of each Holder required in accordance with Section 11 hereof, effect a transaction that results in a successor to the Corporation unless such successor agrees to make provisions consistent with the preceding sentence in accordance with Section 9(b).

(iii) For the avoidance of doubt, the obligations of the Corporation to the Holders (including, without limitation, the obligation to pay the Liquidation Amount in respect of the Preferred Shares pursuant to Section 4(c), Section 5, Section 6 and Section 7) shall be senior to the obligations of the Corporation to any and all Junior Liquidation Shares (including in connection with a Control Event (as defined in the Series H Certificate of Designation)).

(b) Redemption Event.

Upon the occurrence of a Redemption Event, the Corporation shall provide each Holder with written notice thereof not later than ten (10) days following discovery by the Corporation of such Redemption Event. Upon receipt of notice of a Redemption Event, each Holder shall, subject to this Section 5, have the right (the “Redemption Event Right”) to require the Corporation to redeem all or a portion of such Holder’s Preferred Shares for an amount in cash equal to the Liquidation Amount of such Preferred Shares; provided, that if the Corporation satisfies or cures the breach or default giving rise to the Redemption Event within any applicable grace period, such as the grace period provided in the definition of Redemption Event, then the Redemption Event Right shall terminate upon such default or breach no longer constituting a Redemption Event.

(c) Limitations on Redemption.

(i) Any redemption or repurchase of Preferred Shares pursuant to Section 4(c), this Section 5 or Section 6 (a “Redemption”) shall be payable out of any cash or surplus available therefor under applicable Delaware law (including any cash or surplus made available as a result of any revaluation or otherwise in accordance with the terms of this Section 5(c)(i)), and, except as otherwise provided in Section 5(d), if there is not a sufficient amount of cash or surplus available, then out of the remaining assets of the Corporation available therefor under applicable Delaware law (valued at the fair market value thereof on the date of payment, as determined by the Board of Directors). At the time of a Redemption, the Corporation shall take all actions required or permitted under Delaware law to permit the Redemption of the Preferred Shares, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make funds available under applicable Delaware law for such Redemption or to determine the existence of sufficient surplus, and the Corporation shall apply all of its assets to any such Redemption except to the extent prohibited by Delaware law governing distributions to stockholders.

(ii) The Corporation shall not be required to redeem any Preferred Shares pursuant to Section 4(c) or Section 5 (except Section 5(d)) for so long as such Redemption would result in an event of default under: (x) that certain Loan and Security Agreement, dated April 25, 2014, by and among the Corporation, as borrower, the guarantors and lenders party from time to time thereto and FCC, LLC (d/b/a First Capital), as agent; (y) that certain Term Loan Agreement, dated as of February 19, 2014, by and among the Corporation, the guarantors and lenders from time to time party thereto, and Medley Capital Corporation, as administrative agent for the lenders (together, (x) and (y), the “Credit Facilities”); or (z) any amendments or restatements of, supplements to, or new facility or facilities entered into in replacement of, the Credit Facilities in accordance with the terms hereof, including Section 11(b) (to the extent applicable); provided, that this limitation shall not apply to Section 5(b) if there otherwise exists a continuing default under the Credit Facilities and shall not apply at all if the Corporation attempts to consummate a Junior Security Redemption or other Prohibited Distribution (in each case, other than a Permitted Junior Security Redemption); and provided further that, to the extent that such Redemption would result in an event of default under the Credit Facilities but the Redemption of less than all of the Preferred Share to be redeemed on an applicable redemption date would not result in an event of default under the Credit Facilities, the Corporation shall ratably redeem the maximum number of Preferred Shares that it may redeem consistent with the Credit Facilities, and shall redeem the remaining Preferred Shares as soon as it may do so under the Credit Facilities.

(iii) Nothing in this Section 5 shall be construed to (1) affect the obligation of the Corporation (or its successor) to pay the Liquidation Amount in full in any Redemption prior to making any payment or distribution in respect of any Junior Liquidation Shares (including in connection with a Control Event (as defined in the Series H Certificate of Designation)), (2) limit the right of the Holders to require that the Corporation (or its successor) repurchase its Preferred Shares for the Liquidation Amount pursuant to Section 6, or (3) affect a Redemption or issuance of Conversion Notes in accordance with the provisions of Section 5(d) on the Special Redemption Date and any Note Conversion Date.

(d) Special Redemption.

(i) Upon at least sixty (60) days (but not more than one-hundred eighty (180) days) prior written notice, each Holder shall have the right to require the Corporation to redeem all or a portion of such Holder’s Preferred Shares pursuant to this Section 5(d) on November 14, 2019 (the “Special Redemption Date”). On the Special Redemption Date, with respect to all Preferred Shares for which the Holders have sent notice requiring redemption pursuant to the foregoing sentence (the “Specially Redeemed Preferred Shares” and any other Preferred Shares, the “Excluded Shares”), (1) the Corporation shall redeem all of the Specially Redeemed Preferred Shares for an amount per share in cash equal to the Liquidation Amount of such Specially Redeemed Preferred Shares out of cash and cash equivalents available to the Corporation to the fullest extent permitted by Delaware law governing distributions to stockholders, and (2) if less than all of the Specially Redeemed Preferred Shares have been redeemed pursuant to the immediately preceding clause (1), then, to the fullest extent that further redemptions would not be prohibited by Delaware law governing distributions to stockholders but cash or cash equivalents are not immediately available therefor, the Corporation shall ratably redeem the maximum number of Specially Redeemed Preferred Shares that have not been redeemed pursuant to the immediately preceding clause (1) (hereinafter, the “Remaining Shares”) that it may redeem consistent with such Delaware law governing distributions to stockholders in exchange for one or more non-interest bearing notes, substantially in the form attached hereto as Exhibit A, which shall be due and payable in full 180 days following the redemption date (each, a “Conversion Note”) payable in the principal amount equal, with respect to the Conversion Note or Notes issuable to each Holder, to the aggregate Liquidation Amount applicable to the Remaining Shares of such Holder so redeemed (the “Note Conversion Event”); provided, that for so long as any Conversion Notes are outstanding, the Corporation shall not, and shall not cause or permit any of its Subsidiaries to, make any distributions to stockholders other than distributions made pursuant to this Section 5(d) (and such limitation shall be included as a covenant in each Conversion Note), and it shall be a breach of this Section 5(d)(i) if a Holding Company makes any distributions in any manner that would constitute a breach of this Section 5(d)(i) if done by the Corporation or any of its Subsidiaries. At the time of the initial Note Conversion Event, the Corporation shall ratably redeem the maximum number of shares of the Remaining Shares that it may redeem in exchange for Conversion Notes in the amounts and on the terms set forth in the immediately preceding sentence, and thereafter shall ratably redeem the maximum number of shares of the Remaining Shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders (for the Liquidation Amount using funds legally available therefor, if immediately available, or otherwise by exchange for additional Conversion Notes) (each such subsequent redemption is referred to as a Note Conversion Event). On the date of the applicable Note Conversion Event, the applicable Remaining Shares shall be redeemed for the Liquidation Amount and/or exchanged for Conversion Notes, as applicable, for all purposes, notwithstanding the failure of any Holder thereof to surrender any certificate representing such shares on or prior to such date.

(ii) As soon as practicable after the date of any Note Conversion Event and the surrender of the certificate(s) representing Preferred Shares, the Corporation shall issue and deliver to each such Holder or its nominee, at such Holder’s address as it appears on the books of the Corporation, the Conversion Notes. Such Conversion Notes shall be deemed to have been issued on the date of such Note Conversion Event, and the Holder entitled to receive the Conversion Notes issuable upon such conversion shall be treated for all purposes as the record holder of such Conversion Notes on the date of the Note Conversion Event.

(e) Redemption and Repurchase Procedures.

(i) A Redemption pursuant to Section 5(a)(i) shall occur automatically on the applicable Mandatory Redemption Date unless and only to the extent that the Holder has provided the Corporation with a Notice of Non-Redemption in accordance with Section 5(a)(i) specifying the number of Preferred Shares to be retained by such Holder and an exchange pursuant to Section 5(d)(i) shall occur automatically on the date of the applicable Note Conversion Event if one should occur.

(ii) Holders shall exercise the Optional Redemption Right or Redemption Event Right (an “Optional Redemption”) by providing the Corporation with a written notice of their election to exercise such Optional Redemption Right or Redemption Event Right (an “Optional Redemption Notice”) specifying (i) the number of Preferred Shares to be redeemed and (ii) the date on which such Optional Redemption is to be effected (the “Optional Redemption Date”), which Optional Redemption Date and time shall not be prior to sixty (60) days after delivery of such Optional Redemption Notice to the Corporation nor more than one hundred eighty (180) days thereafter. No failure by the Corporation to give written notice of the Redemption Event under Section 5(b) and no defect in any such notice shall limit any Holder’s right to exercise its Redemption Event Right or affect the validity of the proceedings for such Redemption of Preferred Shares.

(iii) In connection with a Redemption of the Preferred Shares, a Holder shall surrender the certificate(s) representing such Preferred Shares to the Corporation. On the Mandatory Redemption Date, Optional Redemption Date, Cash Election Redemption Date, Special Redemption Date, date of any Note Conversion Event or Repurchase Date (as defined below), as applicable, the Corporation shall pay the Liquidation Amount (or lesser amount in connection with a Redemption pursuant to Section 5(d)) by check to the order of the record holder of the Preferred Shares or, if written instructions are provided in connection with such Redemption (it being acknowledged that e-mail instructions shall be sufficient), by wire transfer of immediately available funds in accordance with such instructions. If on any such redemption date, Delaware law governing distributions to stockholders prevents the Corporation or any successor from redeeming or repurchasing or exchanging all Preferred Shares to be redeemed or repurchased or exchanged, the Corporation shall ratably redeem or repurchase or exchange the maximum number of shares of Preferred Shares that it may redeem or repurchase or exchange consistent with such law, and shall redeem or repurchase or exchange the remaining shares as soon as it may lawfully do so under such law.

(iv) If for any reason less than all of a Holder’s Preferred Shares are redeemed for the Liquidation Amount on the Mandatory Redemption Date, Optional Redemption Date, Cash Election Redemption Date, Special Redemption Date, date of any Note Conversion Event or Repurchase Date, as the case may be, the Corporation shall, as soon as practicable and in no event later than five (5) business days after such date, as the case may be, and at its own expense, issue a new certificate evidencing the number of Preferred Shares owned by such Holder after giving effect to the Preferred Shares redeemed, repurchased or exchanged on such Mandatory Redemption Date, Optional Redemption Date, Cash Election Redemption Date, Special Redemption Date, date of any Note Conversion Event or Repurchase Date. The Corporation shall take all actions that are necessary to cause any Preferred Shares redeemed pursuant to the terms hereof to be retired and such shares shall not be reissued.

(f) Other than with respect to a Mandatory Redemption (in the event any Holder elects not to be so Redeemed), a Cash Election as set forth in Section 4(c), a Note Conversion Event as set forth in Section 5(d) (in the event any Holder elects not to be so converted with respect to Excluded Shares) or an Optional Redemption as set forth in Section 5(a) or Section 5(b), in no event shall the Corporation, or shall the Corporation cause or permit or any of its Subsidiaries to, redeem, purchase or acquire any Preferred Shares from one or more Holders unless the Corporation (or the applicable Subsidiary) irrevocably offers to simultaneously redeem, purchase or acquire a pro rata amount of Preferred Shares from each other Holder on the same terms, and it shall be a breach of this Section 5(f) if a Holding Company redeems, purchases or acquires any Preferred Shares in any manner that would constitute a breach of Section 5(f) if done by the Corporation or any of its Subsidiaries.

6. Change of Control.

(a) Upon consummation of a Change of Control (other than a Change of Control pursuant to which the Holders, upon the consummation of such Change of Control, receive consideration in cash equal to the aggregate Liquidation Amount with respect to their Preferred Shares), the Corporation shall immediately (and in any event within two (2) business days) make an offer in writing to each Holder to redeem all of the outstanding Preferred Shares for cash equal to the aggregate Liquidation Amount with respect to such Preferred Shares.

(b) Upon a Change of Control described in Section 6(a), the Corporation shall promptly give to each Holder notice (the “Change of Control Notice”) of the occurrence of the Change of Control and of the Holder’s right to receive the Liquidation Amount as a result of such Change of Control (the “Repurchase Right”). The Change of Control Notice shall be mailed to each Holder at the address of record on the books of the Corporation and shall state (i) the date on which the Preferred Shares shall be repurchased (the “Repurchase Date”); (ii) the date by which the Repurchase Right must be exercised, which date shall be no earlier than twenty (20) days after the delivery by the Corporation of the Change of Control Notice (the “Repurchase Right Expiration Date”); (iii) the Liquidation Amount; and (iv) a description of the procedures a Holder must follow to exercise the Repurchase Right (which shall be substantially the same as and no more onerous than the procedures described in Section 6(c).

(c) To exercise the Repurchase Right, a Holder shall deliver to the Corporation, on or before the Repurchase Right Expiration Date, a written notice (a “Repurchase Notice”) specifying the number of Preferred Shares to be repurchased by the Corporation. Each Holder shall retain the right to convert Preferred Shares at any time on or prior to the Repurchase Date, or to withdraw an election to have such shares repurchased at any time on or prior to the Repurchase Date. The Corporation shall use the consideration received by the Corporation pursuant to such Change of Control together with any other assets of the Corporation available for distribution to stockholders (the “Available Proceeds”) to satisfy the exercise by Holders of the Repurchase Right. In the event of a Redemption pursuant to the Repurchase Right, if the Available Proceeds are not sufficient to redeem all outstanding Preferred Shares required to be redeemed pursuant to a Repurchase Notice, the Corporation shall ratably redeem the Preferred Shares of the Holders exercising the Repurchase Right to the fullest extent of Available Proceeds, and shall redeem the remaining Preferred Shares requested to be redeemed pursuant to a Repurchase Notice as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the Redemption of all Preferred shares required to be redeemed pursuant to this Section 6, the Corporation shall not expend or dissipate the consideration received pursuant to such Change of Control except to discharge expenses incurred in connection with such Change of Control or in the ordinary course of business.

(d) Notwithstanding anything herein to the contrary, the Corporation shall comply with all requirements under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the Repurchase Right as a result of a Change of Control. No failure by the Corporation to give the Change of Control Notice and no defect in any Change of Control Notice shall limit any Holder’s right to exercise its Repurchase Right or affect the validity of the proceedings for the repurchase of Preferred Shares.

(e) For the avoidance of doubt, to the extent that Available Proceeds are not (or will not be) sufficient to redeem the Preferred Shares of any person that properly exercises its Repurchase Right for the full Liquidation Amount, then the Corporation shall be prohibited, directly or indirectly, from making any payments (whether as dividends, or distributions, or as the result of redemptions or otherwise) on any Junior Liquidation Shares, entering into any agreement with any other party that provides for any payment in respect of Junior Liquidation Shares or otherwise making or facilitating any payment, transfer or distribution in respect of Junior Liquidation Shares.

(f) For the avoidance of doubt, without limiting the obligations of the Corporation set forth in Section 9, the obligations of this Section 6 shall survive any Change of Control and on or prior to the consummation of any Change of Control, the Corporation shall make provisions for the surviving or resulting entity of any transaction resulting in a Change of Control to assume all of the obligations of the Corporation under this Section 6, with all references to the Corporation herein becoming references to the surviving or resulting entity, as applicable.

7. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (a “Liquidation Event”), the Holders shall be entitled to receive and to be paid out of the assets of the Corporation available to the holders of the Corporation’s capital stock, the Liquidation Amount of the Preferred Shares held by them; provided, that the Holders (i) shall not be entitled to receive the Liquidation Amount of the Preferred Shares held by them until the liquidation value of any and all Senior Liquidation Shares shall have been paid in full, and (ii) shall be entitled to receive the Liquidation Amount of such shares held by them in preference to and in priority over any distributions upon any Junior Liquidation Shares. Upon payment in full of the Liquidation Amount to which the Holders are entitled, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation in respect of the Preferred Shares. If the assets of the Corporation are not sufficient to pay in full the Liquidation Amount payable to the Holders and the liquidation value payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with their relative liquidation preferences (which shall be the Liquidation Amounts as of the record date for such distribution with respect to the Preferred Shares).

8. Status and Reservation of Shares.

(a) Status. All Preferred Shares that are at any time converted pursuant to Section 4 or redeemed or repurchased pursuant to Sections 4(c), 5, 6 or 7, and all Preferred Shares that are otherwise reacquired by the Corporation, shall be retired and shall not be subject to reissuance and shall, upon retirement, be automatically returned to the status of authorized and unissued shares of preferred stock of the Corporation, available for future designation and issuance pursuant to the terms of the Corporation’s Certificate of Incorporation.

(b) Reservation. On and after the Investment Date, the Corporation shall at all times reserve and keep available out of any stock held as treasury or out of its authorized but unissued Common Stock, or both, solely for the purpose of effecting optional conversions or the Forced Conversion, no less than the aggregate number of shares of Common Stock equal to the product obtained by multiplying (a) the Optional Conversion Shares by (b) the aggregate number of issued and outstanding Preferred Shares. All shares of Common Stock issued upon conversion of the Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result.

9. Certain Adjustments.

(a) Stock Reclassifications, Splits and Dividends. If the Corporation, at any time while any Preferred Shares remain outstanding, shall undertake any reclassification, stock split, reverse stock split, stock dividend, subdivision, combination, consolidation, recapitalization or any similar proportionately-applied change (collectively, a “Reclassification”) of outstanding shares of Common Stock (other than resulting solely from a change in, of, or from par value), then the Conversion Price shall be adjusted such that each Holder shall thereafter be entitled to receive upon conversion the kind and amount of shares of Common Stock and/or other Capital Stock and/or property that such Holder of outstanding Preferred Shares would have been entitled to acquire immediately prior to, and receive pursuant to, such Reclassification as if such Preferred Shares were converted to Common Stock immediately prior to such Reclassification, subject to adjustment in respect of such Capital Stock by the terms thereof. Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such stock dividend (or other similar distribution) and shall become effective immediately after the effective date in the case of a reclassification, stock split, reverse stock split, subdivision, combination, consolidation, recapitalization or other similar proportionately-applied change.

(b) Mergers or Consolidations. If at any time while any Preferred Shares remain outstanding there is a merger, consolidation or similar capital reorganization of the Common Stock (each a “Reorganization”), then without limiting or prejudicing the obligations of the Corporation set forth in Section 6 or in the second sentence of this Section 9(b), as part of such Reorganization, lawful provision shall be made as part of the terms of such transaction so that each Holder of Preferred Shares outstanding at the time of such Reorganization shall thereafter be entitled to receive upon conversion of such Preferred Shares (or of other convertible preferred stock received by such Holders in place thereof), the Capital Stock or other property that such Holder of outstanding Preferred Shares would have been entitled to receive in such Reorganization as if such Preferred Shares were converted to Common Stock immediately prior to such Reorganization, subject to adjustments for subsequent events substantially the same as those described in Section 9 hereof. Notwithstanding the foregoing, unless a Reorganization is also a Third Party Sale (defined below), then in addition to the conversion rights described in the immediately preceding sentence, lawful provision shall be made as part of the terms of such transaction so that in the event of a subsequent Forced Conversion, the amount of such Capital Stock or other property that such Holder of outstanding Preferred Shares at the time of such Reorganization is entitled to receive upon such subsequent Forced Conversion shall be increased at the time of such Forced Conversion to the amount, if greater, corresponding to the amount of Capital Stock or other property that would be issuable by dividing (i) the Returned Value by (II) the price per share of Capital Stock paid by the public in any public offering giving rise to the Forced Conversion, which for the avoidance of doubt may be satisfied by the successor, resulting or surviving entity, as applicable, expressly assuming the covenants, obligations and agreements of the Corporation under this Certificate of Designation in accordance with the immediately following sentence. Notwithstanding and in each case in addition to the foregoing, as a condition precedent to any Reorganization, the Corporation shall (1) if it is the surviving entity, ratify and affirm the covenants, obligations and agreements of the Corporation under this Certificate of Designation and (2) otherwise, require the successor, resulting or surviving entity, as applicable, to expressly assume the covenants, obligations and agreements of the Corporation under this Certificate of Designation, with all references to the Corporation herein (including as set forth in the defined terms used or referenced herein) becoming references to the successor, resulting or surviving entity and such covenants, obligations and agreements applying mutatis mutandis with respect to such successor, resulting or surviving entity; provided, however, that if the relevant Reorganization is also a Change of Control and on or prior to the effective date of such Reorganization (A) each Holder of outstanding Preferred Shares was given the right to receive (on or prior to the Reorganization effective date) an amount in cash equal to the aggregate Liquidation Amount with respect to its Preferred Shares and (B) such payment, assuming it was accepted, was (1) a legal, valid and enforceable obligation of the Corporation or the resulting or surviving entity, (2) permitted to be paid pursuant to all applicable laws, including Delaware law and federal securities laws and (3) not in conflict in any material respect with any material contract or other obligation binding on the Corporation or the resulting or surviving entity, then the provisions which must be ratified and affirmed by the Corporation or the provisions that the Corporation requires the successor, resulting or surviving entity to assume, as applicable, will be limited to ratifying and affirming or requiring the successor, resulting or surviving entity to expressly assume, as applicable, the obligation to deliver, upon any conversion of the Preferred Shares, such Capital Stock or other property that the Holders are entitled to receive pursuant to the first sentence of this Section 9(b) and, if such Reorganization is not a Third Party Sale, the second sentence of this Section 9(b), and to making lawful provisions for the protection of such conversion rights in its certificate or articles or other constituent documents and for any adjustments to such conversion rights which, for events subsequent, substantially the same as those provided in Section 9(a), the first sentence of this Section 9(b) and, if such Reorganization Event is not a Third Party Sale, the second sentence of this Section 9(b). If this Section 9(b) applies to a Reorganization, Section 9(a) shall not also apply to such Reorganization. The term “Third Party Sale” shall mean a Reorganization that results in the majority of the voting power of all Voting Stock and the majority of the economic interests of all Capital Stock being owned by stockholders that were not, directly or indirectly, individually or in the aggregate, holders of more than five percent (5)% of the voting power of the Voting Stock or economic interests of the Capital Stock of the Corporation prior to such Reorganization.

(c) Automatic Amendments.

If, at any time, after the date hereof, (i) the Series H Certificate of Designation, the Series I Certificate of Designation, a certificate of designation governing the terms of any other series of Junior Liquidation Shares outstanding at such time or any other agreement governing the terms of any series of Junior Liquidation Shares or any Preferred Shares is amended in a manner that makes the terms of such Junior Liquidation Shares or Preferred Shares more favorable to the holders thereof than the terms of this Series J Certificate of Designations are to the Holders or (ii) the terms of the certificate of designation or other agreement governing the terms of any newly created Junior Liquidation Shares or any newly created Preferred Shares or any series thereof that are issued, other than solely in Excepted Equity Issuances, has terms (taken together with the terms of any other securities of the Corporation issued therewith) that are more favorable to the holder or holders thereof than the terms of this Certificate of Designation (taken together with the terms of any other securities of the Corporation issued with the Preferred Shares) are to the Holders (such more favorable terms, collectively, the “Improved Terms”), then the Corporation shall promptly take such action as may be necessary or desirable (including, without limitation, by amending the Series J Certificate of Designation) to provide the Holders with the benefit of the applicable Improved Terms.

10. Voting Rights.

(a) Generally. Unless otherwise provided by any Federal or State law, the Corporation’s Certificate of Incorporation, the Corporation’s Bylaws, this Section 10 or Section 11 hereof, the Holders shall not have the right to vote for the election of directors or on any other matters presented to the Corporation’s stockholders for action by their written consent or at any annual or special meeting of stockholders. On any matter on which the Holders are entitled by any Federal or State law, under the Corporation’s Certificate of Incorporation or Bylaws or pursuant to this Section 10 or Section 11 hereof to vote separately as a class, each such Holder shall be entitled to one vote for each Preferred Share held and such matter shall be determined by a majority of the Preferred Shares voting on such matter (unless otherwise provided herein, including pursuant to Section 11(b) or Section 11(c), or required under Delaware law). Notwithstanding the foregoing, the joint vote, consent, approval, waiver or authorization of each Primary Investor on any matter, including without limitation, any matter on which the Holders are entitled by any Federal or State law (other than as may be required by the Delaware General Corporation Law), under the Corporation’s Certificate of Incorporation or Bylaws or pursuant to this Series J Certificate of Designation to vote separately as a class, shall be, and shall be deemed to be, the vote, consent, approval, waiver or authorization of all of the Preferred Shares and the Holders of all of the Preferred Shares; provided that no Primary Investor shall, without the consent of each adversely affected Holder, act to amend this Series J Certificate of Designation so as to alter the terms of the Preferred Shares of any Holder in a manner different from the other Holders with respect to their Preferred Shares or otherwise specifically targeting and materially and adversely affecting any such Holder with respect to its Preferred Shares in a manner different from the other Holders with respect to their Preferred Shares (and for the avoidance of doubt, the foregoing shall not restrict the ability of the Corporation and/or any Primary Investor to effect a Reorganization that complies with the terms and provisions of Section 9(b) in all respects, or an amendment to this Certificate of Designation to comply with the terms and conditions set forth in Section 9(c) or in Section 5 of the Subscription Agreement). The foregoing sentence may not be amended without the consent of each Holder of Preferred Shares. In addition, no vote, consent, approval, waiver or authorization of the Primary Investors shall be, or shall be deemed to be, the vote, consent, approval, waiver or authorization of all of the Preferred Shares with respect to any action that requires the consent of each Consenting Holder pursuant to Section 11(c) unless the consent of each Consenting Holder has also been obtained and any action taken by a Primary Investor in any capacity that is inconsistent with the requirements in Section 11(c) shall be of no force and effect unless the consent of each Consenting Holder is obtained. The foregoing sentence may not be amended without the consent of each Consenting Holder.

(b) Waivers. Subject to any separate approvals required under Section 11(c), any provision of this Series J Certificate of Designation may be waived in a written instrument executed by the waiving party including, without limitation, a waiver executed by each Primary Investor in accordance with the third sentence of Section 10(a).

11. Restrictions and Limitations.

(a) The Holders of the Preferred Shares are entitled to vote separately as a single class on (i) all matters to which they are entitled to vote under Section 242(b)(2) of the Delaware General Corporation Law, (ii) any increase or decrease in the authorized amount of Preferred Shares, except for the retirement of shares set forth in Section 8(a); (iii) any amendment, alteration or change in the powers, preferences or rights of the Preferred Shares that would affect the Holders adversely (whether by Reorganization, Reclassification, merger, consolidation or otherwise and whether before or after a Control Event (as defined in the H Series Certificate of Designation)) and (iv) all other matters as required by applicable law. Any act or transaction entered into by or on behalf of the Corporation without the consent, vote or waiver required by Section 10 or Section 11 shall be null and void ab initio and of no force or effect.

(b) The Corporation shall not, directly or indirectly, without the prior written consent of each Primary Investor (or, in the event there are no Primary Investors, the Holders of a majority of the outstanding Preferred Shares):

(i) alter, modify or amend (whether by amendment to the Certificate of Incorporation or Bylaws, merger, consolidation or otherwise) the terms, rights, preferences, privileges or powers of, or the other restrictions provided for the benefit of, the Series in any way as set forth herein or in any other agreement entered into by the Corporation;

(ii) pay dividends or cash interests or other distributions (whether in cash, Equity Securities or otherwise) on, redeem or repurchase or otherwise acquire any Capital Stock, Equity Securities, convertible debt, or debt coupled with any Common Stock Equivalents of the Corporation, make any Parity Securities Distribution or any Junior Securities Distribution other than (i) as may be required by any Senior Liquidation Shares issued in accordance with the terms hereof, including Section 11(b)(vi), (ii) as part of any Permitted Junior Security Redemption or (iii) as part of any Approved Redemption.

(iii) liquidate, dissolve or wind-up the affairs of the Corporation or otherwise initiate any insolvency proceeding or any proceeding under the Bankruptcy Reform Act of 1978, as amended, or other applicable bankruptcy or insolvency laws;

(iv) engage in any recapitalization, merger, consolidation, reorganization or similar transaction; provided, that such consent may not be unreasonably withheld, conditioned or delayed to the extent such transaction will constitute a Change of Control and the Corporation has available, or will obtain in connection with such transaction, sufficient proceeds to redeem all of the Preferred Shares in accordance with the provisions of Section 6 and, for the avoidance of doubt, to the extent such transaction will constitute a Change of Control, this subsection (iv) is not intended to be utilized by the Primary Investor(s) to modify the amount of proceeds payable to the Holders with respect to the Preferred Shares upon such Change of Control from the amount to which such Holders would otherwise be entitled pursuant to Section 6 hereof upon such Change of Control; or other than in the ordinary course of business, form or maintain any direct or indirect Subsidiary;

(v) engage in a public offering or listing of Equity Securities (including indirectly by means of equity securities of a successor entity or otherwise) on any national securities exchange, other than (A) in connection with a Qualified Public Offering, (B) an offering made in connection with a business acquisition pursuant to a registration statement on Form S-4 or any similar form that does not otherwise require consent pursuant to this Section 11(b), or (C) in connection with an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form;

(vi) other than with respect to any Permitted Equity Issuance, (A) issue any Senior Liquidation Shares or Parity Liquidation Shares, or reclassify any outstanding Equity Securities into Senior Liquidation Shares or Parity Liquidation Shares or (B) issue any other Equity Securities, or reclassify any other outstanding Equity Securities; provided, that consent shall not be required pursuant to this Section 11(b)(vi) with respect to any issuance of Equity Securities to the extent the proceeds thereof shall upon receipt thereof immediately be used to offer to redeem or repurchase all of the then-outstanding Preferred Shares pursuant to Section 5 or Section 6 hereof;

(vii) incur any Indebtedness (A) in excess of $50.0 million, other than (x) any Indebtedness incurred pursuant to a refinancing of the Credit Facilities or any other working capital facilities of the Corporation in effect as of the Investment Date, in each case without any increase in the available principal amount thereof or (y) pursuant to any refinancing or replacement of the Credit Facilities with respect to working capital or other working capital facilities as approved by the Board of Directors, in each case such that the aggregate available principal amount thereunder is secured only by the Corporation’s account receivables and finished goods inventory and does not exceed 80% of accounts receivable, 60% of finished goods inventory and $75 million in the aggregate (each of (A)(x) and (A)(y), “Permitted Indebtedness”); or (B) containing any provision that limits the Corporation’s ability to redeem any Preferred Shares pursuant to Section 5 for a period that exceeds that contained in the Credit Facilities as in effect as of the Investment Date; provided, that if such provision is contained in any Permitted Indebtedness, such Indebtedness shall continue to be Permitted Indebtedness for purposes of the foregoing clause (A) and consent shall only be required pursuant to this clause (B) with respect to such provision; and provided further that consent shall not be required pursuant to this Section 11(b)(vii) for Indebtedness to the extent the proceeds thereof shall upon receipt thereof immediately be used to offer to redeem or repurchase all of the then-outstanding Preferred Shares pursuant to Section 5 or Section 6 hereof;

(viii) enter into any new agreements or transactions or series of agreements or transactions (a “Related Party Agreement”) with any Affiliate of the Corporation or any holder of five percent (5%) or more of the Corporation’s Capital Stock or any Affiliates of any such stockholder of the Corporation (a “Related Party”) or amend or modify the terms of any existing Related Party Agreements, other than: (A) up to $500,000 in the aggregate of fees or other amounts payable annually by the Corporation to Pegasus pursuant to any management or similar services agreement; (B) up to $200,000 in the aggregate of fees or other amounts payable annually by the Corporation to Riverwood or any of its Affiliates pursuant to any management or similar services agreement; and (C) up to $100,000 in the aggregate of fees or other amounts payable annually by the Corporation to any Significant Holder or its Affiliates pursuant to any management or similar services agreement;

(ix) purchase, acquire, license, transfer, sell, divest, or dispose of property, rights or assets (whether tangible or intangible) of the Corporation or any of its Subsidiaries or any of their successors (whether by merger, consolidation, other business combination, purchase or sale of Capital Stock or other Equity Security, spin-off, divestiture, asset purchase, asset sale or other transaction involving the Corporation or any of its Subsidiaries or any of their successors) or enter into any joint venture where either (A) the aggregate consideration to be paid or received by the Corporation or any of its Subsidiaries, or (B) the fair market value of the relevant property, rights or assets, in one transaction or a series of related transactions, exceeds $5.0 million, other than commercial transactions with customers and distributors for the sale of the Corporation’s products in the ordinary course of business; provided, that such consent may not be unreasonably withheld, conditioned or delayed to the extent such transaction will constitute a Change of Control and the Corporation has available, or will obtain in connection with such transaction, sufficient proceeds to redeem all of the Preferred Shares in accordance with the provisions of Section 6 and, for the avoidance of doubt, to the extent such transaction will constitute a Change of Control, this subsection (x) is not intended to be utilized by the Primary Investor(s) to modify the amount of proceeds payable to the Holders with respect to the Preferred Shares upon such Change of Control from the amount to which such Holders would otherwise be entitled pursuant to Section 6 hereof upon such Change of Control;

(x) (A) appoint a new, or remove the then-current, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Chief Technology Officer (or equivalents thereof) of the Corporation and any other senior executive officer having a comparable scope of authority to the foregoing with respect to his or her relevant function, or (B) determine or modify any compensation (including cash and equity) or establish any compensation performance targets for any individual that is an “officer” of the Corporation as such term is defined in Rule 3b-2 of the Exchange Act;

(xi) enter into any definitive agreement or commitment with respect to any of the foregoing;

(xii) engage in any of the foregoing through an affiliated person (including without limitation Pegasus or Riverwood), including by causing or permitting any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing; or

(xiii) so long as there are any Primary Investors, amend this Section 11(b) without the consent of each Primary Investor.

(c) Unless the Control Event Conditions (defined below) are satisfied in full contemporaneously with each of the following, the Corporation shall not, directly or indirectly, without the prior written consent of each Consenting Holder:

(i) alter, modify or amend (whether by amendment to the Certificate of Incorporation or Bylaws, merger, consolidation, reorganization or otherwise) the terms, rights, preferences, privileges or powers of, or the other restrictions provided for the benefit of the Series in any way as set forth herein or in any other agreement entered into by or binding on the Corporation or accept, give effect to or rely on or otherwise take any action pursuant to any vote, consent, approval, waiver, authorization or instruction of any Primary Investor (pursuant to Section 10(a) or otherwise) or any Holders of the Series in any manner that affects the ranking, priority, conversion rights, voting rights, dividend rights, rights in connection with any Redemption, Redemption Event, Change of Control, Liquidation Event, Reorganization or other Triggering Event (or provides any rights or remedies to any Holder with respect to such Holder’s Preferred Shares that are different or in addition to the rights and remedies provided hereunder), including, without limitation, Section 3(c), the first sentence of Section 4(a), Section 4(b), the first two sentences of Section 4(c), the first sentence of Section 4(d), Section 5, Section 6, Section 7, Section 9(b), Section 9(c), the second sentence and last two sentences of Section 10(a), Section 11(a), the definitions of “Change of Control”, “Consenting Holder”, “Conversion Price”, “Liquidation Amount”, “Permitted Transfer”, “Prohibited Distributions”, “Returned Value”, “Stated Value”, “Fair Market Value”, “Optional Conversion Shares” or “Triggering Event” as contained in Section 16 hereof;

(ii) pay dividends or cash interests or other distributions (whether in cash, Equity Securities or otherwise) on, redeem or repurchase or otherwise acquire any Capital Stock, Equity Securities, convertible debt, or debt coupled with any Common Stock Equivalents of the Corporation, make any Parity Securities Distribution or any Junior Securities Distribution other than (i) as may be required by any Senior Liquidation Shares issued in accordance with the terms hereof, (ii) as part of any Permitted Junior Security Redemption or (iii) as part of an Approved Redemption;

(iii) engage in any recapitalization, merger, consolidation, reorganization (including the creation of any Holding Company or non-wholly owned Subsidiary), business combination or similar transaction or any Change of Control (pursuant to which the Corporation or any of its Subsidiaries is a party); provided, that such consent may not be unreasonably withheld, conditioned or delayed to the extent that such transaction, upon consummation, will result in the Holders (assuming they do not elect to retain their Preferred Shares) receiving consideration in cash equal to the aggregate Liquidation Amount with respect to their Preferred Shares;

(iv) reclassify, replace, exchange or substitute any outstanding Equity Securities into, for or with, as applicable, Senior Liquidation Shares or Parity Liquidation Shares or otherwise directly or indirectly use such outstanding Equity Securities as consideration for an issuance or exchange of or for new Senior Liquidation Shares or Parity Liquidation Shares; provided, that consent may not be unreasonably withheld, conditioned or delayed to the extent that the actions described in this Section 11(c)(iv) occur in connection with a transaction otherwise permitted without consent under Section 11(c) that, upon consummation, will result in the Holders receiving (assuming they do not elect to retain their Preferred Shares) consideration in cash equal to the aggregate Liquidation Amount with respect to their Preferred Shares;

(v) transfer, sell, divest or dispose of a substantial portion of the property, rights or assets (whether tangible or intangible) of the Corporation or its Subsidiaries or any of their successors (whether by sale of equity interests, spin-off, divestiture, asset sale or other transaction involving the Corporation or any of its Subsidiaries or any of their successors); provided, that such consent may not be unreasonably withheld, conditioned or delayed to the extent that such transaction, upon consummation, will result in Holders (assuming they do not elect to retain their Preferred Shares) receiving consideration in cash equal to the aggregate Liquidation Amount with respect to their Preferred Shares

(vi) enter into any definitive agreement or commitment with respect to any of the foregoing;

(vii) engage in any of the foregoing through an affiliated person (including without limitation Pegasus or Riverwood), including by causing or permitting any Subsidiary to engage in or enter into, or acquiescing in the efforts of any Holding Company entering into any definitive agreement or commitment with respect to any of the foregoing; or

(viii) so long as there are any Consenting Holders, amend this Section 11(c), Section 11(f) or the definition of “Preferred Shares Fair Value” set forth in Section 16 without the consent of each Consenting Holder.

(d) In the event that the Holders of at least a majority of the outstanding Preferred Shares agree (whether by a vote, written consent, waiver or otherwise) or, if applicable, the Primary Investors agree (whether by vote, consent, waiver or otherwise) to allow the Corporation to alter or change the rights, preferences or privileges of the Preferred Shares pursuant to applicable law or otherwise, no such change shall be effective to the extent that such change applies to less than all of the Preferred Shares then outstanding.

(e) Subject to applicable law, the provisions of this Section 11 shall terminate automatically and be of no further force or effect upon the consummation of a Forced Conversion pursuant to Section 4(d) or the conversion or redemption of all outstanding Preferred Shares pursuant to Section 4(c).

(f) “Control Event Conditions” shall mean all of the following: (1) there has been a Control Event pursuant to Section 5(e)(i) of the Series H Certificate of Designation and Primary Investor thereunder has appointed a majority of the Board pursuant to the provisions thereof, (2) (A) concurrent with the consummation of any transaction that would have otherwise required Consenting Holder consent pursuant to Section 11(c), such Consenting Holder will receive an amount in cash equal to the greater of (i) the aggregate Liquidation Amount with respect to its Preferred Shares and (ii) the aggregate Preferred

Shares Fair Value and (B) such cash payment is (i) a legal, valid and enforceable obligation of the Corporation or purchaser or the resulting or surviving entity, (ii) permitted to be paid pursuant to all applicable laws, including Delaware law and federal securities laws and (iii) not in conflict in any material respect with any material contract or other obligation binding on the Corporation or the resulting or surviving entity in a manner that would subject the Consenting Holder to any potential limitation or reversal of such cash payments, (3) the Preferred Shares Fair Value shall be determined by an Appraiser selected and supervised by the independent directors of the Board, (4) the Appraiser shall determine the Preferred Shares Fair Value in accordance with the definition of such term set forth in Section 16, (5) each Consenting Holder shall be afforded the opportunity to review and receive copies of all of the information provided to the Appraiser by the Corporation, Primary Investors, and any of their respective agents and advisors, to receive copies of the correspondence and materials distributed by the Appraiser (and there shall be no non-written communications between the Appraiser and the Corporation, Primary Investors, and any of their respective agents and advisors in order to ensure that the Consenting Holders have complete access to all such communications), (6) the Appraiser has the reasonable cooperation of the Corporation and management during the valuation process, (7) the Corporation shall not, directly or indirectly, take, permit or acquiesce in any transaction or action that would have otherwise required Consenting Holder consent pursuant to Section 11(c) prior to the date that is ten (10) business days after each Consenting Holder receives a certified copy of the Appraiser’s Preferred Shares Fair Value, which has been determined in accordance with this Section 11(f) and (8) if a Consenting Holder challenges the results of such Preferred Shares Fair Value determination or otherwise has to take legal action to enforce the provisions of Section 11(c) and of this Section 11(f), and prevails in a court of competent jurisdiction with respect to such legal action, such Consenting Holder shall be entitled to reimbursement for all reasonable fees, costs and expenses incurred in connection therewith, including the fees of outside counsel, consultants and experts.

12. Covenants.

(a) For so long as any Preferred Shares are outstanding, the Corporation agrees that:

(i) Maintenance of Existence; Compliance. The Corporation shall, and shall cause each of its Subsidiaries to (A) preserve, renew and keep in full force and effect its organizational existence, (B) take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business and (C) comply in all material respects with all material contractual obligations and requirements of law applicable to the Corporation and its Subsidiaries, and its and their respective properties, rights and assets.

(ii) Maintenance of Property; Insurance. The Corporation shall, and shall cause each of its Subsidiaries to (A) keep all property necessary for the conduct of its business as conducted on the Investment Date in good working order and condition, ordinary wear and tear excepted, and (B) maintain with financially sound and reputable insurance companies insurance on all property necessary for the conduct of its business in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

(iii) Related Party Issuances. The Corporation shall not, and shall cause each of its Subsidiaries not to (A) issue any debt securities, Senior Liquidation Shares, Parity Liquidation Shares, other Equity Securities or Preferred Shares to either Primary Investor or any of their respective Affiliates or to any Related Party or any Affiliate of the Corporation (without giving effect to the last sentence of the definition of “Affiliate” in Section 16) or (B) reclassify any outstanding Equity Securities held by either Primary Investor or any of their respective Affiliates into Senior Liquidation Shares or Parity Liquidation Shares, in each case unless such issuance or reclassification is pursuant to the reasonable requirements of the business of the Corporation and is on terms no less favorable to the Corporation than would be obtained in an arms’-length transaction with a bona fide third party, as determined by the disinterested directors of the Corporation in their reasonable judgment.

(b) Notices. The Corporation shall, and shall cause each of its Subsidiaries to, promptly give the Holders written notice of the occurrence of any Liquidation Event, Change of Control, Reclassification, or Reorganization.

(c) Certificates; Other Information. The Corporation shall, and shall cause each of its Subsidiaries to, furnish each Primary Investor and to each Consenting Holder, no later than seventy-five (75) days after the end of each fiscal year of the Corporation, a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, the Corporation and each of its Subsidiaries has during such period observed or performed all of its covenants and other agreements, and satisfied every material obligation contained herein to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Triggering Event except as specified in such certificate. For the avoidance of doubt, failure of the Corporation to deliver a certificate in accordance with this Section 12(c) shall not constitute a material breach of this Certificate of Designation, and the sole remedy of any Holder for breach of this Section 12(c) shall be to compel the Corporation to specifically perform its obligations to deliver a certificate of a Responsible Officer and a Compliance Certificate under this Section 12(c).

(d) Freedom to Pursue Corporate Opportunities. The Corporation expressly acknowledges and agrees as follows, for so long as a Primary Investor or Significant Holder beneficially owns any Preferred Shares (or shares of Common Stock issued upon conversion thereof) (i) such Primary Investor or Significant Holder and each director of the Corporation who is a member, director, officer, employee or Affiliate of such Primary Investor or Significant Holder (an “Affiliated Person”) has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries, including those deemed to be competing with the Corporation or any of its Subsidiaries; and (ii) in the event that such Primary Investor or such Affiliated Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, such Primary Investor, Significant Holder or Affiliated Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of any agreement to the contrary, shall not be liable to the Corporation or its Affiliates or stockholders or creditors for breach of any duty (contractual or otherwise) by reason of the fact that such Primary Investor, Significant Holder or Affiliated Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation or any of its Subsidiaries; provided, that the provisions of this Section 12(d) shall not apply with respect to the actions of any individual while serving in an operational capacity as an officer or other employee of the Corporation. Each Primary Investor and each Significant Holder agrees on behalf of itself and each Affiliated Person to keep confidential all proprietary and non-public information regarding the Corporation received in such capacity and not to use such proprietary and non-public information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by such Primary Investor or such Significant Holder in the Preferred Shares or other Equity Securities of the Corporation or any of its Subsidiaries, provided, that nothing herein shall prevent such Primary Investor, Significant Holder or Affiliated Persons from disclosing or using any such information that (i) is or becomes generally available to the public in accordance with Federal or State laws other than as a result of a disclosure by such Primary Investor, Significant Holder or Affiliated Persons in violation of this Section 12(d) or any other legal duty, fiduciary duty or other duty of trust and confidence, of such Primary Investor, Significant Holder or Affiliated Person; (ii) was in such Primary Investor’s, such Significant Holder’s or such Affiliated Person’s possession or developed by it prior to being furnished with such information, as evidenced by such Primary Investor’s, such Significant Holder’s or such Affiliated Person’s records; (iii) becomes available to such Primary Investor, Significant Holder or Affiliated Person on a non-confidential basis from a source other than the Corporation, or (iv) is required to be disclosed by applicable law or legal process.

13. Transfers.

(a) Generally. Subject to the other provisions of this Section 13, Preferred Shares may be Transferred by any Holder. During the Restrictive Period, Holders may not Transfer Preferred Shares except pursuant to a Permitted Transfer. As used herein, the “Restrictive Period” shall mean the period commencing on the Investment Date and ending upon the earliest of (A) May 25, 2015, (B) a Qualified Public Offering and (C) a Triggering Event.

(b) To the extent the Restrictive Period ends by reason of the occurrence of the date provided in clause (A) of the definition thereof, and neither a Qualified Public Offering nor a Triggering Event has occurred, Preferred Shares may be Transferred by any Holder with the prior written consent of the Corporation, such consent not to be unreasonably withheld, conditioned or delayed, or pursuant to a Permitted Transfer. Notwithstanding anything to contrary contained herein, Preferred Shares may be offered, sold, transferred or assigned by any Holder without consent after the occurrence of a Change of Control or a Liquidation Event; provided, that for the purposes of this Section 13, clause (d) of the definition of “Change of Control” shall not exclude the change of board control occurring after a Control Event.

(c) All Transfers of Preferred Shares must also be made in accordance with the Securities Act, and applicable state securities laws. Any attempted Transfer of Preferred Shares in violation of this Section 13 shall be null and void ab initio.

(d) Primary Investor Rights. Notwithstanding Section 13(a), the Primary Investor Rights shall not be transferrable and shall terminate upon any Transfer by any Primary Investor of Preferred Shares with respect to such transferred Preferred Shares (or, to the extent Common Stock is counted for purposes of the definition of “Primary Investor”, upon any transfer by any Primary Investor of such Common Stock).

(e) Lock-up. In connection with a Qualified Public Offering or any other underwritten public offering, each Holder shall complete and execute a customary lock-up agreement to the extent required pursuant to the terms of the underwriting arrangements of the Qualified Public Offering agreeing not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Capital Stock of the Corporation during the seven (7) day period prior to, and for the one hundred and eighty (180) days after, the effective date of the registration statement for such Qualified Public Offering or other underwritten public offering (or such lesser period as the managing underwriters may require or permit), except for such Capital Stock to be included in such offering; provided, that such lock-up shall only be required to the extent that all of the Corporation’s Affiliates and executive officers and all of the members of the Board of Directors are restricted with respect to their Capital Stock in the same manner and for the same duration as provided in this Section 13(e); provided, further, that notwithstanding anything in this Section 13(e) to the contrary, in no event shall any Holder be obligated to execute a lock-up agreement restricting it or otherwise prohibiting it from effecting any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Capital Stock for any period of time exceeding the period of time (including with respect to any requirements that such period be applicable to other persons or entities) that such Holder has contractually agreed to in writing with the

Corporation. Notwithstanding the foregoing provisions of this clause (e) or anything in this Series J Certificate of Designation to the contrary, to the extent a Holder has contractually agreed with the Corporation or any underwriter in writing to any “holdback,” “lock-up” or similar agreements in connection with a Qualified Public Offering or other underwritten public offering with respect to Preferred Shares held by such Holder, the provisions of this clause (e) shall be superseded in their entirety by the terms and conditions of such agreements with respect to such Preferred Shares and the provisions of this clause (e) shall not apply to the Corporation or any Holder with respect to such Preferred Shares.

(f) Registration Rights. To the extent that any shares of Common Stock are being offered for the account of selling stockholders in the Qualified Public Offering (an “Eligible Offering”), each Holder shall be permitted to participate in such Eligible Offering and to sell an Eligible Amount of the shares of Common Stock issuable upon conversion of such Holder’s Preferred Shares. The Corporation will, at least twenty (20) days prior to the filing of a registration statement with respect to an Eligible Offering, notify the Holders in writing of such Eligible Offering. Each Holder may elect to participate in such Eligible Offering (up to the Eligible Amount) by delivering written notice of such Holder’s election to the Corporation within five (5) days after the Corporation’s delivery of the notice provided under this Section 13(f). The right of any Holder to participate in an Eligible Offering shall be conditioned upon such Holder agreeing to: (i) sell its shares of Common Stock in the Eligible Offering on the basis provided in any customary underwriting arrangements and (ii) complete and execute all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements. The registration rights provided by this Section 13(f) shall be junior to any registration rights granted to any other holder of the Corporation’s Equity Securities on or prior to the Investment Date and any registration rights granted after the Investment Date, in each case to the extent a written agreement evidencing such registration rights is executed by the parties and provides rights senior to those provided by this Section 13(f). For the avoidance of doubt, the registration rights provided by this Section 13(f) shall be pari passu with the registration rights set forth in the Series H Certificate of Designation and Series I Certificate of Designation. Notwithstanding the foregoing provisions of this clause (f) or anything in this Series J Certificate of Designation to the contrary, to the extent a Holder has contractually agreed with the Corporation in writing to any registration or other similar rights of such Holder to participate in a Qualified Public Offering with respect to any Preferred Shares held by such Holder, the provisions of this clause (f) shall be superseded in their entirety by the terms and conditions of such registration or other similar rights with respect to such Preferred Shares and the provisions of this clause (f) shall not apply to the Corporation or Holder with respect to such Preferred Shares.

14. Preemptive Rights.

(a) Except with respect to any Exempt Equity Issuances or any offering of Capital Stock by the Corporation that is registered pursuant to the Securities Act, if the Corporation after the date hereof, proposes to issue or sell any Equity Securities, the Corporation will, at least twenty (20) days prior to the proposed issuance or sale but subject to applicable Federal and State laws, notify the Holders in writing (the “Issuance Notice”) of (i) the number and type of Equity Securities which the Corporation proposes to issue, the price thereof and the date on which such price shall be paid; (ii) all other material terms and conditions, including terms of condition of payment, relating to the proposed issuance or sale; (iii) the proportionate number of Equity Securities which each Holder shall have the right to purchase, which shall be equal to such Holder’s Pro Rata Share of such Equity Securities; and (iv) where the proposed purchasers of such Equity Securities are known, the identities of such proposed purchasers. Each Holder may elect to purchase all or any portion of its respective Pro Rata Share of the securities to be issued in such issuance or sale at the same price and on the same terms identified in the notice (and on terms at least as favorable as any other holder or participant in such issuance). If electing to participate, such Holder (an “Exercising Holder”) shall be required to purchase the same Equity Securities that are being issued by the Corporation and shall be entitled to make such purchase on the same terms and conditions, in each case as set forth in the Issuance Notice (and which, for the avoidance of doubt, will be terms at least as favorable as those provided to any other investor in such issuance). Such Holder’s election to participate in any such transaction must be made in writing and be delivered to the Corporation ten (10) days after the Corporation’s delivery of the Issuance Notice; provided, that if there is a material change in the Corporation’s proposed terms or conditions of issuance or sale, a new Issuance Notice shall be provided to the Holders pursuant to this Section 14(a) and the Holders will have ten (10) days after the Corporation’s delivery of such new Issuance Notice with such revised terms to reconfirm such Holder’s intention to invest (or in the event that such Holder did not elect to participate originally, to elect to invest and become an Exercising Holder). To the extent any Holder does not elect to purchase all of its Pro Rata Share of the Equity Securities (a “Declining Holder”), the Exercising Holders shall be entitled to purchase the Equity Securities allocated to the Declining Holder, and the Corporation shall deliver to each Exercising Holder a written notice (the “Remaining Equity Notice”) not less than fifteen (15) days after the date of the Issuance Notice specifying the aggregate number of Equity Securities that all of the Declining Holders did not elect to purchase. Each Exercising Holder shall have the right to purchase additional Equity Securities, which right must be exercised not less than ten (10) days after delivery of the Remaining Equity Notice, by notifying the Corporation in writing (a “Second Exercise Notice”) of the maximum number of such Equity Securities that such Exercising Holder wishes to purchase. To the extent the aggregate number of shares sought to be purchased under the Second Exercise Notices is equal to or less than the number of Equity Securities set forth in the Remaining Equity Notice, each Holder delivering a Second Exercise Notice shall be entitled to purchase the number of Equity Securities set forth in such Holder’s Second Exercise Notice. To the extent the aggregate number of shares sought to be purchased under the Second Exercise Notices is greater than the number of Equity Securities set forth in the Remaining Equity Notice, such Equity Securities shall be allocated among the Holders on a pro rata basis based on their relative Pro Rata Share. If after notifying the Holders, the Corporation elects not to proceed with the issuance or sale, any elections made by such Holder shall be deemed rescinded. Notwithstanding anything to the contrary contained in this Section 14(a), if the consideration to be received by the Corporation with respect to the issuance of Equity Securities specified in the Issuance Notice is other than cash to be paid upon the issuance of the Equity Securities (that is, if the consideration would constitute so called “in kind” property), or if security is to be provided to secure the payment of any deferred portion of the purchase price, then any Holder exercising his, hers or its rights under this Section 14 may purchase such Equity Securities by making a cash payment at the time of the closing specified in the Issuance Notice in the amount of the reasonably equivalent value of the “in kind” property specified in the Issuance Notice and/or may provide reasonably equivalent security to that provided in the Issuance Notice. Such “reasonably equivalent value” or “reasonably equivalent security” shall be determined by the Committee of Independent Directors of the Board or, if such committee is no longer constituted, the independent members of the Board of Directors. In the event of any issuance or sale of any debt securities by the Corporation to any Significant Holder or any Affiliate of any Significant Holder, in whole or in part, other than any offering of debt securities by the Corporation that is registered pursuant to the Securities Act (a “Preemptive Debt Issuance”), such Preemptive Debt Issuance shall be treated in the same manner as an issuance of Equity Securities for purposes of the rights provided in this Section 14 and each Holder shall have the right to notice of, and to elect to participate in, such Preemptive Debt Issuance as if each reference to “Equity Securities” in this Section 14 were replaced with a reference to such debt securities. If, in connection with any issuance of Equity Securities or debt securities by the Corporation after the date hereof other than any Exempt Equity Issuance or any offering of Capital Stock or debt securities that is registered pursuant to the Securities Act, the Corporation grants any Significant Holder or any Affiliate of any Significant Holder (i) any new material right or contractual benefit which is in addition and/or supplemental to those rights and benefits of such Significant Holder that are in effect immediately prior to such issuance or (ii) any additional securities (clauses (i) and (ii) each, an “Ancillary Right”) in connection with or relating to such Significant Holder’s ownership of Preferred Shares, which Ancillary Right (x) is not otherwise made available to the Holders that exercise their rights in full pursuant to this Section 14 and (y) does not arise out of a law, regulation, order or other legal circumstance that is applicable to such Significant Holder but not to such other Holders that exercise their rights in full, then each other Significant Holder shall be offered a Pro Rata Share of such Ancillary Right on the same terms and conditions as such Significant Holder or such Affiliate of such Significant Holder in the same manner as is provided in this Section 14, so long as such other Significant Holder participates in such issuance of Equity Securities or debt securities to the same extent on a pro rata basis as such Significant Holder or such Affiliate of such Significant Holder.

(b) If the Holders do not elect to purchase all of the Equity Securities proposed to be issued in such issuance or sale as described in Section 14(a), upon the expiration of the offering periods described in Section 14(a), the Corporation shall be entitled to sell any Equity Securities that the Holders have not elected to purchase during the one hundred and twenty (120) calendar days following such expiration at a price not less than, and on other terms and conditions either substantially the same as, or more favorable to the Corporation than, those set forth in the Issuance Notice. Any shares of Capital Stock offered or sold by the Corporation after such one hundred and twenty (120) day period (or, if prior to such one hundred and twenty (120) day period, at a price less than, or on other terms and conditions not substantially the same as, or more favorable to the Corporation than, those offered set forth in the Issuance Notice) must be reoffered to the Holders pursuant to the terms of this Section 14.

(c) Notwithstanding anything to the contrary contained in Section 14(a), in the event that the Board of Directors determines that time is of the essence in completing any issuance of Equity Securities pursuant to this Section 14, the Corporation may issue or sell Equity Securities without first complying with the terms of Section 14(a); provided, that the terms of such issuance or sale shall require that, promptly following such issuance or sale, (i) the Corporation shall deliver an Issuance Notice to each Holder and (ii) each Holder shall have the right to purchase all or any part of the Equity Securities described in the Issuance Notice (whether pursuant to the resale of Equity Securities by the initial purchaser(s) of such Equity Securities or the issuance by the Corporation of additional Equity Securities) upon the terms, and subject to the conditions, set forth in Section 14(a).

15. Notices.

(a) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of the Corporation’s Equity Securities for the purposes of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any Equity Securities of any class or any other securities or property, or any other right, the Corporation shall mail to each Holder, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(b) Notices by the Corporation. Any notice required by the provisions of this Series J Certificate of Designation to be given to the Holders shall be deemed given if sent by U.S. nationally recognized overnight courier service, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

16. Certain Definitions; Interpretation.

(a) Unless context requires otherwise, the use of the term “or” is not exclusive.

(b) As used in this Series J Certificate of Designation, the following terms shall have the following respective meanings:

“Affiliate” of, or a person or entity “Affiliated” with, a specified person or entity, is a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified. Notwithstanding the foregoing, for purposes hereof, the Corporation, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of any Holder by reason of such person being a Holder.

“Appraiser” means a nationally recognized investment bank, financial advisor or valuation or appraisal firm selected by mutual agreement of the Corporation and each Primary Investor as having appropriate experience in the Corporation’s industry in doing valuations of the nature required, which is independent of and not affiliated with the Corporation, any Primary Investor whose agreement was required for the selection of the Appraiser, any other Holder participating in the relevant transaction or any of their respective Affiliates.

“Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“Change of Control” means (a) the sale, conveyance, transfer or disposition, directly or indirectly, including but not limited to any spin-off or in-kind distribution (a “Divestiture”), of all or substantially all of the assets of the Corporation or any successor (on a consolidated basis), other than to the Corporation or its wholly-owned Subsidiaries; (b) the effectuation of a transaction or series of related transactions in which, directly or indirectly, more than thirty-five percent (35)% of the voting power of the outstanding shares of Voting Stock of the Corporation (or ultimate parent thereof) is disposed of (other than (i) as a direct result of normal, uncoordinated trading activities in the Common Stock generally or (ii) solely as a result of the disposition by a stockholder of the Corporation to an Affiliate of such stockholder); (c) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction (or series of related transactions) immediately following which the persons that beneficially owned or controlled, directly or indirectly, all of the voting power of the outstanding shares of Voting Stock of the Corporation immediately prior to such transaction (or series of related transactions), beneficially own or control, in the aggregate (together with Affiliates of such stockholders), less than sixty-five percent (65%) of the voting power of the outstanding shares of Voting Stock of the entity surviving or resulting from such transaction (or ultimate parent thereof); (d) a transaction (or series of transactions) in which any person, entity or “group” (as such term is used in Sections 13(d) of the Exchange Act), other than Pegasus, acquires, directly or indirectly, more than thirty-five percent (35)% of the voting power of the outstanding shares of Voting Stock of the Corporation (or ultimate parent thereof) or control of the Board of Directors (excluding, in the case of control of the Board of Directors only, as a result of the occurrence of a Control Event (as defined in the Series H Certificate of Designation)), or (e) Pegasus ceases to beneficially own and control at least ten percent (10%) of the voting power of the outstanding shares of Voting Stock and at least twenty-five percent (25)% of the economic interests in the outstanding shares of Capital Stock of the Corporation, on a fully-diluted basis.

“Co-Sale Agreement” means the rights set forth in that certain co-sale agreement, dated as of September 25, 2012, among Pegasus, Riverwood, Cleantech Europe II (A) LP, Cleantech Europe II (B) LP, Portman Limited and certain of their Affiliates.

“Co-Sale Rights” means the rights of each of the parties to the Co-Sale Agreement, as set forth in such Agreement.

“Consenting Holder” means Serengeti for so long as it continues to beneficially own at least ten thousand (10,000) Preferred Shares (as adjusted for any Reclassification of Preferred Shares), and any permitted transferee of at least ten thousand (10,000) of a Consenting Holder’s Preferred Shares (as adjusted for any Reclassification of Preferred Shares) for so long as such transferee continues to beneficially own at least ten thousand (10,000) Preferred Shares (as adjusted for any Reclassification of Preferred Shares); provided that for purposes of the determination of the number of Preferred Shares beneficially owned by each Consenting Holder, beneficial ownership of Common Stock, as adjusted for any Reclassification thereof, issued upon conversion of Preferred Shares on an as-converted basis shall be treated as beneficial ownership of Preferred Shares for so long as such Holder also owns at least one (1) Preferred Share.

“Conversion Price” means $0.95, subject to adjustment in accordance with the terms hereof.

“Eligible Amount” means with respect to any Holder, the “Eligible Amount” of shares of Common Stock equal to the product obtained by multiplying (a) the maximum number of shares of Common Stock that the underwriter(s) estimate(s) can be underwritten in connection with an Eligible Offering at a price range that is acceptable to the Corporation less any shares of Common Stock being offered by the Corporation or any other person or entity holding registration rights that are senior to those granted to the Holders in this Series J Certificate of Designation, by (b) a fraction, the numerator of which shall equal the number of shares of Common Stock issuable to such Holder upon the conversion of such Holder’s Preferred Shares, and the denominator of which shall equal the total number of shares of Common Stock issuable to all Holders upon conversion of such Holders’ Preferred Shares that are requested to be included in the Eligible Offering.

“Equity Securities” means any Capital Stock or any other equity securities of the Corporation and any of its Subsidiaries, whether now or hereafter authorized, and any instrument convertible into or exchangeable for any of the foregoing equity securities or equity security.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excepted Equity Issuance” means, subject to the requirements of Section 12(a)(iii) (if applicable), the issuance of (i) any Capital Stock of the Corporation pursuant to compensatory issuances to (A) the executives and directors of the Corporation in their capacity as such and (B) other employees of the Corporation in their capacity as such, in each case pursuant to an option, stock or other equity plan approved by the Board of Directors; or (ii) any Common Stock or warrants or options to purchase Common Stock in connection with a bona fide strategic commercial agreement or commercial relationship as determined by the Corporation and approved by the Board of Directors and by each Primary Investor to the extent required (but only to the extent actually required) by Section 11(b) hereof and by each Consenting Holder to the extent required (but only to the extent actually required) by Section 11(c) hereof, the primary purpose of which is not to raise capital.

“Exempt Equity Issuance” means, subject to the requirements of Section 12(a)(iii) (if applicable), the issuance of any Capital Stock of the Corporation: (i) upon the conversion or exercise of any options, warrants or rights to acquire securities of the Corporation which options, warrants or rights were (A) outstanding on the Investment Date (as certified by an officer of the Corporation to each Primary Investor), (B) issued as part of another Exempt Equity Issuance or (C) offered to the Holders pursuant to an Issuance Notice in compliance with Section 14(a) hereof; (ii) compensatory issuances to (A) the executives and directors of the Corporation in their capacity as such and (B) other employees of the Corporation in their capacity as such, in each case pursuant to an option, stock or other equity plan approved by the Board of Directors; (iii) having a value of less than or equal to $15.0 million in the aggregate for all such issuances under this clause (iii), provided, that any such issuance must also be at a price per share (or equivalent security) greater than or equal to the Conversion Price; (iv) in a Qualified Public Offering; (v) for consideration in lieu of cash pursuant to the bona fide acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other corporation or entity approved by the Board of Directors and by each Primary Investor to the extent required (but only to the extent actually required) by Section 11(b) hereof, in each case the primary purpose of which is not to raise capital; (vi) in connection with a bona fide strategic commercial agreement or commercial relationship as determined by the Corporation and approved by the Board of Directors and by each Primary Investor to the extent required (but only to the extent actually required) by Section 11(b) hereof, the primary purpose of which is not to raise capital; (vii) pursuant to any stock split or reverse stock split; (viii) upon the exercise by any Series H Holder of the preemptive rights granted pursuant to the terms of the Series H Certificate of Designation; (ix) upon the conversion of any shares of Series H Preferred Stock pursuant to the terms of the Series H Certificate of Designation; (x) upon the exercise by any Series I Holder of any preemptive rights contained in the Series I Certificate of Designation; (xi) upon the conversion of any shares of Series I Preferred Stock pursuant to the terms of the Series I Certificate of Designation; (xii) upon the exercise by any holder of Preferred Shares of the preemptive rights set forth in Section 14; or (xiii) shares of Capital Stock of the Corporation issued upon conversion or exercise of the securities set forth in the foregoing clauses (i) – (xii); provided, that “Exempt Equity Issuance” shall in no event include any issuance of Senior Liquidation Shares, or any issuance of Parity Liquidation Shares.

“Fair Market Value” means, as of any date, the value of a share of the Common Stock determined as follows: (a) if the Common Stock is publicly traded and is then listed on a national securities exchange, the volume weighted average closing price of the Common Stock on the ten (10) consecutive trading days immediately preceding (but not including) such date on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported by Bloomberg L.P.; (b) if the Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the volume weighted average closing price of the Common Stock on the ten (10) consecutive trading days immediately preceding (but not including) such date in the over-the-counter market as reported by Bloomberg L.P.; (c) if the Common Stock is neither listed nor admitted to trading on a national securities exchange or quoted in the over-the-counter market, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock for the ten (10) consecutive trading days immediately preceding (but not including) such date as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.); or (d) if none of the foregoing is applicable, by an Appraiser, which Appraiser shall be instructed to present its conclusions within thirty (30) days and to use one or more valuation methods that, in its best professional judgment, would be most appropriate to ascertain the price at which such Common Stock would change hands between a willing buyer and a willing seller, each having reasonable knowledge of relevant facts and neither being under any compulsion to act; provided that the valuation of the Corporation by Appraiser shall assume that the Corporation has continued ownership of its Subsidiaries and other properties and continued benefit of its contractual and other relationships and arrangements and shall take in to account other factors relevant to such valuation, including the prospects of the Corporation and its Subsidiaries, and the value of the estimated future earning of the Corporation and its Subsidiaries. All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

“Holder” means any holder of Preferred Shares, all of such holders being the “Holders.”

“Holding Company” means any entity that consolidates the Corporation on its financial statements in accordance with generally accepted accounting principles, but does not include any other equity investor (even if such investor holds a majority of the outstanding voting stock of the Corporation or otherwise controls the Corporation) and does not include Pegasus, Riverwood, Zouk, Portman or Serengeti.

“Indebtedness” means, with respect to the Corporation and its Subsidiaries: (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money; (b) obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to generally accepted accounting principles; (d) obligations for amounts drawn and outstanding under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities; (e) any liability for deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business and (f) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Investment Date” means the first issue date of the Preferred Shares.

“Junior Securities Distribution” means the declaration or payment on account of, or setting apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Liquidation Shares, or any dividend or distribution in respect thereof, either directly or indirectly, and whether in cash, obligations, securities or other property, or the purchase or redemption by any entity directly or indirectly controlled by the Corporation of any of the Junior Liquidation Shares.

“Junior Security Redemption” means the redemption, repurchase, acquisition or similar purchase by the Corporation or by any entity directly or indirectly controlled by the Corporation of any shares of Series H Preferred Stock, Series I Preferred Stock or any other Junior Liquidation Shares.

“Liquidation Amount” means the greater of (a) the Fair Market Value of the Optional Conversion Shares issuable to a Holder upon conversion of each Preferred Share on the applicable date of determination and (b) the Returned Value.

“Optional Conversion Shares” means the number of shares of Common Stock equal to the quotient obtained by dividing (a) the Stated Value of each Preferred Share by (b) the Conversion Price as in effect on the relevant Conversion Date.

“Parity Securities Distribution” means the declaration or payment on account of, or setting apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of (other than by conversion into or exchange for Junior Liquidation Shares), any Parity Liquidation Shares, or any dividend or distribution in respect thereof, either directly or indirectly, and whether in cash, obligations, Common Stock, securities or other property, or the purchase or redemption by any entity directly or indirectly controlled by the Corporation of any of the Parity Liquidation Shares.

“Pegasus” means, collectively, Pegasus Capital Advisors, L.P., Pegasus Partners IV, L.P. and each of their Affiliates.

“Permitted Equity Issuance” means, subject to the requirements of Section 12(a)(iii) (if applicable), the issuance of any Capital Stock of the Corporation: (1) in an Exempt Equity Issuance pursuant to clause (i)(A), (i)(C), (ii)(B) (provided, that the shares reserved to be issued under such plan(s) do not exceed in the aggregate three percent (3%) of the issued and outstanding shares of Common Stock at the time of adoption of such plan(s)), (iii), (iv), (vii), (viii), (ix), (x) or (xi) of the definition of “Exempt Equity Issuance”, (2) in an Exempt Equity Issuance pursuant to clause (i)(B) of the definition of “Exempt Equity Issuance” to the extent relating to an Exempt Equity Issuance as described in the foregoing clause (1), and (3) in an Exempt Equity Issuance as described in clause (xii) of the definition of “Exempt Equity Issuance” to the extent relating to an Exempt Equity Issuance as described in the foregoing clauses (1) or (2); provided, that “Permitted Equity Issuance” shall in no event include any issuance of Senior Liquidation Shares, or any issuance of Parity Liquidation Shares.

“Permitted Transfer” means any Transfer by: (1) a Holder of all or any portion of the Preferred Shares (a) to Pegasus; (b) to Riverwood; (c) to the Corporation or any of the Corporation’s Subsidiaries, (d) pursuant to the exercise of the Co-Sale Rights; (e) in any transaction in which all or substantially all of the Equity Securities of the Corporation are Transferred pursuant to any reorganization, merger, consolidation or sale of the Corporation, including pursuant to a Change of Control or Liquidation Event; (f) in a Qualified Public Offering; (g) pursuant to a tender or exchange offer pursuant to the Securities Act or the Exchange Act; or (h) with the prior written consent of the Corporation, such consent not to be unreasonably withheld, conditioned or delayed; (2) a Primary Investor pursuant to a pro rata in-kind distribution or dividend to the equityholders of such Primary Investor (and any intermediary transfers amongst Affiliates of such Primary Investor as part of giving effect thereto) who were equityholders of such Primary Investor on the Investment Date (provided, that such distribution or dividend shall not result in a Transfer to any such equityholder of more than 15% of the Equity Securities held by such Primary Investor as of the Investment Date; provided, further, that such distribution or dividend shall not be structured so as to avoid the occurrence or triggering of a Change of Control); (3) Zouk to any Affiliate or direct or indirect equityholder of Zouk; (4) Portman to any Affiliate or direct or indirect equityholder of Portman or (5) Serengeti to any Affiliate or direct or indirect equityholder of Serengeti.

“Portman” shall mean Portman Limited, a Cayman Islands exempted company and its Affiliates.

“Preferred Shares Fair Value” means, as of any date, the value of the Preferred Shares determined by an Appraiser, which Appraiser shall be instructed to use one or more valuation methods that, in its best professional judgment, would be most appropriate to ascertain the price at which the Preferred Shares (including all the rights held by the Consenting Holder with respect to the Consenting Holder’s Preferred Shares) would change hands between a willing buyer and a willing seller, each having reasonable knowledge of all relevant facts and neither being under any compulsion to act; provided, that in connection with the valuation of the Preferred Shares and the Corporation generally for these purposes, the Appraiser shall assume that the Corporation has continued ownership of its Subsidiaries and other properties and continued benefit of its contractual and other relationships and arrangements and shall take in to account other factors relevant to such valuation, including the prospects of the Corporation and its Subsidiaries, and the value of the estimated future earning of the Corporation and its Subsidiaries. All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

“Primary Investor” means (i) so long as Pegasus and Riverwood each continue to beneficially own, without ever owning less than such amount, a number of Preferred Shares equal to or greater than the number of Preferred Shares acquired by each of them on September 11, 2013, both Pegasus and Riverwood, (ii) in the event either Pegasus or Riverwood, but not both, continues to beneficially own, without ever owning less than such amount, a number of Preferred Shares equal to or greater than the number of Preferred Shares acquired thereby on September 11, 2013, whichever one of Pegasus and Riverwood that continues to beneficially own such amount, (iii) in the event that both Pegasus and Riverwood beneficially own less than a number of Preferred Shares equal to the number of Preferred Shares acquired thereby on September 11, 2013, at any time, (x) Pegasus to the extent that Pegasus continues to beneficially own at least 1,750 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares) and/or (y) Riverwood to the extent that Riverwood continues to beneficially own at least 1,750 Preferred Shares (as adjusted for any Reclassification of the Preferred Shares), and (iv) otherwise, there shall be no Primary Investor. For purposes of the foregoing definition and the determination of the number of Preferred Shares beneficially owned by Pegasus or Riverwood, beneficial ownership of shares of Common Stock, as adjusted for any Reclassification thereof, issued upon conversion of Preferred Shares on an as-converted basis shall be treated as beneficial ownership of Preferred Shares so long as Pegasus or Riverwood, as applicable, continues to beneficially own, without ever owning less than such amount, at least 1,750 Preferred Shares (as adjusted for any Reclassification of Preferred Shares).

“Primary Investor Rights” means those rights provided to the Primary Investor(s) pursuant to Section 10(a) and Section 11(b) hereof.

“Pro Rata Share” means, at all times on or after the Investment Date, with respect any Holder, the quotient (in percentage terms) obtained by dividing (i) the number of shares of Common Stock and shares of Common Stock Equivalents owned by such Holder and its Affiliates at the time of determination and (ii) the number of shares of Common Stock and Common Stock Equivalents issued and outstanding at the time of such determination. For purposes of determining each Holder’s Pro Rata Share, the number of Common Stock Equivalents shall include the number of shares of Common Stock that would be issuable upon the conversion of the applicable Preferred Shares but in no event shall the shares of Common Stock or shares of Common Stock Equivalents owned by a person or entity Affiliated with more than one Holder be counted more than once for purposes of determining the respective Pro Rata Share of such Affiliated Holders.

“Qualified Public Offering” means a firmly committed underwritten public offering of the Common Stock on The NASDAQ Stock Market or the New York Stock Exchange pursuant to an effective registration statement filed under the Securities Act, where (a) the gross proceeds received by the Corporation and any selling stockholders in the offering are no less than $100 million and (b) the market capitalization of the Corporation immediately after consummation of the offering is no less than $500 million.

“Redemption Event” means any material breach or default under this Series J Certificate of Designation, including, for the avoidance of doubt, any action or event described in Section 11(c) occurring without the required consent of a Consenting Holder; provided, that if (and only if) such breach or default is capable of being cured, if such breach or default is cured or waived within a period of thirty (30) days from the continuation of such breach or default, no Redemption Event shall be deemed to have occurred.

“Responsible Officer” means either the Chief Executive Officer or Chief Financial Officer of the Corporation.

“Returned Value” means with respect to each Preferred Share, an amount equal to the product obtained by multiplying (A) the Stated Value thereof by (B) 2.0.

“Riverwood” means RW LSG Holdings LLC and its Affiliates.

“Securities Act” means the Securities Act of 1933, as amended.

“Serengeti” means Serengeti Asset Management LP and its Affiliates.

“Series H Certificate of Designation” means the Certificate of Designation of Series H Preferred Stock of the Corporation, as filed with the Secretary of State of the State of Delaware and as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Series H Holder” means any holder of the Corporation’s outstanding shares of Series H Preferred Stock.

“Series I Certificate of Designation” means the Certificate of Designation of governing terms of the Series I Preferred Stock.

“Series I Holder” means any holder of the Corporation’s outstanding shares of Series I Preferred Stock.

“Series J Certificate of Designation” means this Certificate of Designation of Preferred Stock to be designated Series J Convertible Preferred Stock.

“Significant Holder” means, as of the applicable date of determination, (i) each Primary Investor so long as such Primary Investor remains a Primary Investor (as defined herein); (ii) any Consenting Holder; (iii) any Series H Holder that beneficially owns at least 20,000 shares of the Corporation’s Series H Convertible Preferred Stock (as adjusted for any reclassification of such shares of Series H Convertible Preferred Stock); and (iv) any Series I Holder that beneficially owns at least 20,000 shares of the Corporation’s Series I Convertible Preferred Stock (as adjusted for any reclassification of such shares of Series I Convertible Preferred Stock).

“Stated Value” means, with respect to a Preferred Share, $1,000 (as adjusted for any Reclassification of the Preferred Shares).

“Subscription Agreement” means that certain Preferred Stock Subscription Agreement entered into on September 25, 2012, by and between the Corporation, Pegasus and RW LSG Holdings LLC, as in effect on the Investment Date.

“Subsidiary” means any corporation, partnership, trust, association, limited liability company or other entity owned or controlled by the Corporation, or in which the Corporation, directly or indirectly, owns a majority of the Capital Stock or similar interest that would be disclosable pursuant to Regulation S-K, Item 601(b)(21).

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition, whether directly or indirectly and whether through one or a series of transactions, and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecation or otherwise dispose of, whether directly or indirectly and whether through one or a series of transactions.

“Triggering Event” means any Change of Control, Mandatory Redemption, Optional Redemption, Special Redemption, Redemption Event or Liquidation Event (or if earlier, the delivery of a notice with respect to any of the following events).

“Voting Stock” shall mean, (a) one (1) or more classes of Capital Stock having the right to vote in the election of directors (or otherwise control the appointment of directors) generally, and (b) any Capital Stock convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock described in clause (a) of this definition.

“Zouk” means Cleantech Europe II (A) LP, Cleantech Europe II (B) LP and their Affiliates.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Chief Financial Officer as of November 14, 2014.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Dennis McGill
Name: Dennis McGill
Title: Chief Financial Officer

Signature Page to Amended and Restated Series J Certificate of Designation

EXHIBIT A

FORM OF CONVERSION NOTE

$	Effective as of , 20

FOR VALUE RECEIVED, the undersigned, LIGHTING SCIENCE GROUP CORPORATION (“Maker”), hereby unconditionally promises to pay              (“Payee”) the principal sum of $             (“Principal”), without interest in lawful money of the United States of America, on the Maturity Date (as defined below).

SECTION 1. Payments and Prepayments. The unpaid Principal of this Note shall be due and payable in full one hundred and eighty (180) days after the date hereof (the “Maturity Date”). Maker reserves the right to prepay the Principal of this Note, in whole or in part, at any time and from time to time, without premium or penalty.

SECTION 2. No Distributions. For so long as this Note is outstanding, the Maker shall not, and shall cause its Subsidiaries (as defined in the Amended and Restated Certificate of Designation of Series J Convertible Preferred Stock of the Maker (the “Series J Certificate”)) not to, make any distributions to any stockholder of the Maker other than distributions made pursuant to Section 5(d) of the Series J Certificate.

SECTION 3. Default and Remedies. If Maker fails to pay the Principal in full on or prior to the Maturity Date, Payee shall immediately be entitled to pursue and enforce any available right or remedy available to it under applicable law or principles of equity. If Maker defaults in its obligations under Section 2 hereof, Payee shall have the option, upon written notice to Maker, to declare the unpaid Principal due and payable immediately and upon such declaration and acceleration, Payee shall be entitled to pursue and enforce any available right or remedy available to it under applicable law or principles of equity.

SECTION 4. Binding Effect and Non-Transferability. This Note shall be binding upon and inure to the benefit of Maker and Payee and their respective successors and assigns; provided, that Maker may not assign or transfer this Note without the prior written consent of the Payee.

SECTION 5. Notices. All notices required under this Note shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier to the principal office of Maker or Payee, as applicable; provided that notices and other communications to Maker or Payee may be delivered or furnished by email.

SECTION 6. Waiver. No failure to exercise, and no delay in exercising, on the part of Payee, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Payee hereunder shall be in addition to all other rights provided by law or equity.

SECTION 7. GOVERNING LAW. THIS NOTE IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED IN THE STATE OF DELAWARE.

SECTION 8. ENTIRETY. THIS NOTE EMBODIES THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE. THIS NOTE MAY BE AMENDED OR MODIFIED ONLY BY WRITTEN INSTRUMENT DULY EXECUTED BY BOTH MAKER AND PAYEE.

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MAKER:

LIGHTING SCIENCE GROUP CORPORATION

BY:
NAME:
TITLE: